Exhibit 4.1

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of December 31, 2018 (the “Effective Date”), by and between ProPetro Holding Corp., a Delaware corporation (the “Corporation”), and Pioneer Natural Resources Pumping Services LLC, a Delaware limited liability company (“Pioneer”). The Corporation and Pioneer are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, in order to set forth certain understandings between the Parties, including with respect to certain governance matters, the Parties wish to enter into this Agreement in accordance with the terms set forth herein; and

WHEREAS, the Parties are party to that certain Purchase and Sale Agreement with Pioneer Natural Resources USA, Inc., a Delaware corporation, dated November 12, 2018, which contemplates the delivery of this Agreement by the Parties.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the Parties hereby agree as follows:

Section 1                                              Definitions; Interpretation.

(a)                                 Definitions.  As used herein, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings; provided, that Pioneer shall not be deemed to be an Affiliate of the Corporation following the Effective Date.

“Beneficially Own” means that a specified Person has or shares the right, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to vote shares of capital stock of the Corporation.

“Board” means the board of directors of the Corporation.

“Business Day” means a day that is not a Saturday, Sunday or day on which banking institutions in the State of Texas are not required to be open.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation and any stock into which such Stock may hereafter be changed or for which such Common Stock may be exchanged, and shall also include any Common Stock of the Corporation of any class hereafter authorized.

“Designation Rights Termination Date” has the meaning set forth in Section 2(a)(i) of this Agreement.

“Exchange Act” has the meaning set forth in Section 3 of this Agreement.

“Independent Pioneer Designee” has the meaning set forth in Section 2(a)(ii) of this Agreement.

“Non-Independent Pioneer Designee” has the meaning set forth in Section 2(a)(i) of this Agreement.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Pioneer Designees” means the Independent Pioneer Designee and the Non-Independent Pioneer Designee.

“Pioneer Director” has the meaning set forth in Section 2(c) of this Agreement.

“Stock” means (i) the outstanding shares of Common Stock, (ii) any additional shares of Common Stock that may be issued in the future and (iii) any shares of capital stock of the Corporation into which such shares may be converted or for which such shares may be exchanged.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(b)                                 Rules of Construction.  For all purposes of this Agreement, unless otherwise expressly provided herein:

(i)                                     The headings and captions of this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms hereof.

(ii)                                  If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The words “include,” “includes” or “including” do not limit the preceding terms and shall be deemed to be followed by the words “without limitation” or “but not limited to.”  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this

Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.  The term “or” is not exclusive.

(iii)                               The terms “day” and “days” mean and refer to calendar day(s).  The terms “year” and “years” mean and refer to calendar year(s).  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be deferred until the next Business Day.

(iv)                              The Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement.

Section 2                                              Board Designation Rights.

(a)                                 Pioneer Designees.  Regardless of any advance notice provisions in the Corporation’s organizational documents:

(i)                                     From and after the Effective Date until the first date on which Pioneer Beneficially Owns less than 5% of the outstanding Common Stock (the “Designation Rights Termination Date”), Pioneer shall have the right to designate an individual to the Board (the “Non-Independent Pioneer Designee”); and

(ii)                                  From and after the Effective Date, Pioneer shall have the right to designate an individual meeting the independence requirements of the rules and regulations of the New York Stock Exchange (the “Independent Pioneer Designee”); provided, however, that the right contained in this Section 2(a)(ii) may only be exercised once and shall expire after the date of the Corporation’s 2019 annual meeting of stockholders.

For the avoidance of doubt, Pioneer shall not be entitled to designate or nominate any Person to stand for election to the Board pursuant to this Agreement from and after the Designation Rights Termination Date.

(b)                                 Corporation Support.  Upon Pioneer providing notice in writing to the Corporation as to the identity of the Pioneer Designees and reasonable documentation as to the qualification of the Independent Pioneer Designee, the Corporation shall take all reasonable necessary action within its power to expand the Board and elect each Pioneer Designee to the Board as of the Effective Date or as soon as practicable thereafter.  Thereafter, with respect to each Non-Independent Pioneer Designee, and solely until the completion of the Corporation’s 2019 annual meeting of stockholders, with respect to the Independent Pioneer Designee, the Corporation shall take all reasonable necessary action within its power to (i) cause each Pioneer Designee to be included in the slate of nominees recommended by the Board to the Corporation’s stockholders for election as directors at each annual meeting of the stockholders of the Corporation (and/or in connection with any election by written consent), (ii) include each Pioneer Designee in the proxy statement and proxy, or information statement and consent, distributed by the Corporation for the purpose of soliciting proxies or consents for election to the Board and solicit proxies in favor of the election of each Pioneer Designee, (iii) vote or provide a written consent or proxy with respect to any Common Stock held by the Corporation in favor of the election of each Pioneer Designee, and (iv) make, or cause to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result. For the avoidance of doubt, the requirements of the immediately preceding sentence, as they apply to the Independent Pioneer Designee, shall only apply with respect to the Corporation’s 2019 annual meeting of stockholders.

(c)                                  Replacement of Directors.  Until the Designation Rights Termination Date, in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of the Non-Independent Pioneer Designee, in his or her capacity as a director (the “Pioneer Director”), or in the event of the failure of the Non-Independent Pioneer Designee to be elected, Pioneer shall have the right to designate another individual to fill such vacancy. The Corporation shall take all reasonable necessary action within its power to cause such vacancy to be filled by the individual so designated in writing by Pioneer as soon as practicable after such designation. Further, upon Pioneer’s written request, the Corporation shall take all actions necessary to remove, with or without cause, the Pioneer Director, and to elect any replacement director designated in writing by Pioneer as provided in the first sentence of this Section 2(c).

(d)                                 No Limitation.  The provisions of this Section 2 are intended to provide Pioneer with the minimum Board representation rights set forth herein. Nothing in this Agreement shall prevent the Corporation from having a greater number of nominees or designees of Pioneer on the Board than otherwise provided herein. In addition, nothing in this Section 2 shall be construed to prevent Pioneer from having a lesser number of nominees or designees than otherwise provided herein or pursuant to applicable law and the Corporation’s certificate of incorporation and bylaws.

(e)                                  Laws and Regulations.  Nothing in this Section 2 shall be deemed to require that any Party, or any Affiliate thereof, act or be in violation of any applicable provision of law, regulation, legal duty or requirement or stock exchange or stock market rules or regulations.

Section 3                                              Lock-Up.

During the period commencing on the Effective Date and ending 180 days after such date, Pioneer shall not, without the prior written consent of the Corporation, directly or indirectly, (a) sell, offer to sell, contract or agree to offer or sell, solicit offers to purchase, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any shares of Common Stock received by it on the Effective Date, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Common Stock received by it on the Effective Date, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b); provided, however, that this Section 3 shall not restrict Pioneer’s transfer of any Common Stock to one or more of its Affiliates; provided, that such Affiliates agree to be bound by this Section 3.

Section 4                                              Qualifications and Information.

Notwithstanding anything to the contrary contained in this Agreement, each Pioneer Designee shall be required to: (a) in the reasonable judgment of the Board, have the requisite skill and experience to serve as a director of a publicly traded company, and (b) not be prohibited or disqualified from serving as a director of the Corporation pursuant to the applicable securities laws, regulations or stock exchange or stock market rules or regulations. The Board may adopt additional reasonable standards of skill and experience desired of potential candidates for nomination to the Board or a committee of the Board, which may be reflected in a charter of a committee of the Board or other similar document. Pioneer shall use reasonable efforts to timely provide the Corporation with accurate and complete information relating to any Pioneer Designee that may be required to be disclosed by the Company under the Exchange Act. In addition, at the Corporation’s request, Pioneer shall use reasonable efforts to cause any Pioneer Designee to complete and execute a Director and Officer Questionnaire, in the form required to be completed by each of the Company’s other directors, prior to being admitted to the Board or any committee thereof or standing for reelection at an annual meeting of the Corporation’s stockholders, or at such other time as may be requested by the Corporation.

Section 5                                              Duration of Agreement.

This Agreement shall terminate automatically upon the first to occur of the following:  (a) the dissolution of the Corporation (unless the Corporation continues to exist after such dissolution as a limited liability company or in another form, whether incorporated in Delaware or another jurisdiction); (b) the Designation Rights Termination Date; and (c) upon written agreement by the Parties.

Section 6                                              Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  In addition, any such invalid or unenforceable provision shall be replaced by a provision that comes closest to the business objective intended by such invalid or unenforceable provision without being invalid or unenforceable itself.

Section 7                                              Governing Law; Jurisdiction.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to its choice or conflict of law provisions or rules.

(b)                                 Each Party consents to personal jurisdiction in any action brought in the United States federal and state courts located in the State of Texas with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties agrees that any action with respect to any such dispute, controversy, or claim will be determined exclusively in a state or federal district court located in Dallas County, Texas. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.

Section 8                                              Jury Trial.

EACH OF THE PARTIES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY OTHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9                                              Stock Dividends, Etc.

The provisions of this Agreement shall apply to any and all shares of Stock or any successor or assignee of the Corporation (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution for the shares of Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Stock as so changed.

Section 10                                       Benefits of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Parties, and each of their respective successors and assigns.  Notwithstanding anything contained in this Agreement to the contrary, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties (and their respective successors and permitted assigns), any rights or remedies under or by reason of this Agreement; provided that only a Party (and its respective successors and permitted assigns) will have the right to enforce the provisions of this Agreement on its own behalf (but shall not be obligated to do so).

Section 11                                       Notices.

All notices and other communications that are required or that may be given pursuant to this Agreement (including notices to change the below information) shall be (a) sufficient in all respects if given in writing, in English, and delivered by recognized courier service (including registered or certified mail or by overnight delivery, including by way of the U.S. Postal Service, UPS or Federal Express) or by facsimile or electronic mail to the Party to be noticed pursuant to the contact information below that corresponds with the applicable form of notice and (b) deemed received when actually delivered (as reflected by the courier’s receipt, evidence of delivery or written confirmation of successful transmission, as applicable):

(i)                                     If to the Corporation, to:

ProPetro Holding Corp.
P.O. Box 309
Midland, Texas 79702
Attention: Jeff Smith, Chief Financial Officer
Facsimile: 432-688-3976
Telephone: 432-688-0012
E-mail:  Jeff.Smith@propetroservices.com

with copies (which shall not constitute notice) to:

ProPetro Holding Corp.
P.O. Box 309
Midland, Texas 79702
Attention: Legal Department
Facsimile: 432-688-3976
Telephone: 432-688-0012
E-mail:  Mark.Howell@propetroservices.com

(ii)                                  If to Pioneer, to:

Pioneer Natural Resources Pumping Services LLC

c/o Pioneer Natural Resources USA, Inc.
5205 North O’Connor, Suite 200
Irving, Texas 75039-3746
Attention: Chris Paulsen, VP — Business Development
Facsimile: 972-969-3518
E-mail:  Chris.Paulsen@pxd.com

with copies (which shall not constitute notice) to:

Pioneer Natural Resources USA, Inc.
5205 North O’Connor, Suite 200
Irving, Texas 75039-3746
Attention:  Mark Kleinman, Senior Vice President and General Counsel
Facsimile:  972-969-3552
E-mail:  Mark.Kleinman@pxd.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 12                                       Assignment.  No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party and any assignment made without such consent shall be void ab initio; provided, however, that Pioneer shall be entitled to assign its rights under this Agreement to Pioneer Natural Resources Company or its direct or indirect wholly-owned subsidiaries without the prior written consent of the Corporation.

Section 13                                       Waiver.

Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification of, any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14                                       Amendments.

This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing executed by each Party.

Section 15                                       Entire Agreement.

This Agreement constitutes the entire agreement between the Parties and supersedes any other agreements, whether written or oral, that may have been made or entered into by the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

Section 16                                       Specific Performance.

Each Party acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other Party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief).

Section 17                                       Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Any .pdf or other electronic transmission hereof or signature hereon shall, for all purposes, be deemed originals.

Section 18                                       Further Assurances.

Each Party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and other documents as any other Party reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

Section 19                                       Waiver of Corporate Opportunity.

To the fullest extent permitted by law, neither Pioneer, its Affiliates nor any of its or their respective principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (“Covered Persons”) shall have any fiduciary duty to refrain from (a) carrying on and conducting, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or its Affiliates, (b) doing business with any client, customer, vendor or lessor of any of the Corporation or its Affiliates, or (c) making investments in any kind of property in which the Corporation may make investments. In the event that any of Pioneer, its Affiliates or its or their respective Covered Persons acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (y) (i) the Covered Person, in his or her capacity with Pioneer or its Affiliates, or (ii) Pioneer or its Affiliates and (z) the Corporation or its Affiliates, neither Pioneer, its Affiliates, nor any of its or their respective Covered Persons shall, to the fullest extent permitted by law, have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or its Affiliates.  To the fullest extent permitted by law and with this Agreement having been approved by, and constituting an action of, the Board, the Corporation and its Affiliates hereby renounce, pursuant to Section 122(17) of the Delaware General Corporation Law, any interest or expectancy of the Corporation and its Affiliates in such corporate opportunity and waive any claim against each of Pioneer, its Affiliates and its and their respective Covered Persons and shall indemnify each of Pioneer, its Affiliates and its and their respective Covered Persons against any claim that Pioneer, its Affiliates or its or their respective Covered Persons is liable to the Corporation, its Affiliates or its stockholders for breach of any fiduciary duty, as a director, officer or stockholder of the Corporation or its Affiliates, solely by reason of the fact that Pioneer, its Affiliates or its or their respective Covered Persons (i) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate, (ii) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to another Person or (iii) does not communicate information regarding such corporate opportunity to the Corporation or its Affiliates. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this Section 19.

Section 20                                       Indemnification Agreement.

Each Pioneer Designee shall be entitled to enter into an indemnification agreement with the Corporation in substantially the same form as the existing indemnification agreement with the other members of the Board.

[Signature Pages Follow]

The Parties have signed this agreement as of the date first written above.

CORPORATION: PROPETRO HOLDING CORP.

By:	/s/ Jeffrey D. Smith
Name:	Jeffrey D. Smith
Title:	Chief Financial Officer

Signature Page to Investor Rights Agreement

PIONEER: PIONEER NATURAL RESOURCES PUMPING SERVICES LLC

By:	/s/ Mark H. Kleinman
Name:	Mark H. Kleinman
Title:	Senior Vice President and General Counsel

Signature Page to Investor Rights Agreement